Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Completes 3-for-2 Stock Split

HOUSTON, TX, August 22, 2005 - Stage Stores, Inc. (Nasdaq: STGS) today reported that its previously announced 3-for-2-stock split dividend was paid on August 19, 2005. Holders of record of the Company's common stock as of the close of business on August 4, 2005 received one additional share of common stock for every two shares owned. Fractional shares resulting from the stock split were paid in cash in lieu of shares. As a result of the split, there are approximately 27.3 million shares of the Company's common stock outstanding.

The Company stated that, effective August 22nd, its stock price as quoted on Nasdaq will be adjusted for the split. Going forward, the Company will issue its financial information and earnings guidance on a post-split basis. The Company noted that, on a post-split basis, its current earnings outlook is $0.31 to $0.34 per diluted share for the third quarter, $0.66 to $0.69 per diluted share for the fourth quarter and $1.87 to $1.93 per diluted share for the 2005 fiscal year. These projections compare to fiscal 2004 third quarter, fourth quarter and full year earnings, adjusted for the split, of $0.30, $0.62 and $1.72, respectively.

For reference purposes, the following table details the impact on the Company's diluted share count and diluted earnings per share for the historical periods indicated:

Fiscal	Diluted Share Count (mm)		Diluted Earnings Per Share
Period	Pre-Split	Post-Split	Pre-Split	Post-Split
1Q 2004	20.8	31.2	$0.89	$0.59
2Q 2004	20.0	30.0	0.27	0.18
3Q 2004	19.5	29.2	0.46	0.30
4Q 2004	19.9	29.8	0.94	0.62
FY 2004	19.9	29.8	2.58	1.72

1Q 2005	20.0	30.0	1.03	0.68
2Q 2005	19.9	29.8	0.33	0.22
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Stage Stores Completes
3-for-2 Stock Split
Page - 2

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 545 stores located in 30 states. The Company operates under the Bealls, Palais Royal and Stage names throughout the South Central states, and under the Peebles name throughout the Mid-Atlantic, Southeastern and Midwestern states. For more information about Stage Stores, visit the Company's web site at www.stagestores.com.

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